UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) October 19, 2015

Alpine 4 Technologies Ltd.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4742 N. 24th Street Suite 300
Phoenix, AZ
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

855-777-0077 ext 801
 (ISSUER TELEPHONE NUMBER)

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01        Entry into a Material Definitive Agreement

Item 3.02        Unregistered Sales of Equity Securities

Execution of Stock Purchase Agreement for Paragon Fabricators Incorporated and Paragon Field Services, Inc., Future Closing of Transaction

On October 19, 2015, Alpine 4 Technologies Ltd. (“Alpine 4”) entered into a Stock Purchase Agreement (the “Paragon SPA”) with Paragon Fabricators Incorporated and Paragon Field Services, Inc., both Texas corporations (collectively, “Paragon”), and their two shareholders, James Saulsberry and H.M. Nipp Sr. (collectively, the “Paragon Sellers”).

Paragon has been serving the petro-chemical industry since 1975, and offers their clients a staff of professional engineers, latest software, designers and fabrication personnel.  The Paragon companies offer a single source engineering, fabrication, planning and scheduling, field installation, start-up and warranty package. Their goal is to engineer and manufacture process equipment using sound engineering and cost saving applications.  Paragon Field Services Inc. is a quick response contractor for projects in the five million dollar range, which caters to clients in the gas processing industry as well as the petro-chemical plants.

Pursuant to the Paragon SPA Alpine 4, Paragon, and the Paragon Sellers agreed on the terms pursuant to which Alpine 4 would purchase from the Paragon Sellers all of the outstanding shares of common stock of both Paragon entities (the “Paragon Shares”). The purchase price to be paid by Alpine 4 for the Interests consists of cash, securities, and a promissory note.  The “Securities Consideration” will consist of 500,000 shares of Alpine 4 restricted Class A common stock.  Alpine 4 will have the right to redeem the shares after the two year anniversary of the closing of the transaction, at a redemption price of $1 per share, unless the Paragon Sellers have sold their shares in the market.  The “Cash Consideration” to be paid is the aggregate amount of $2,850,000, with $1,425,000 being paid to each Seller.  The “Promissory Note Consideration” will consist of a secured promissory note (the “Paragon Note”) in the amount of $2,250,000, secured by a subordinated security interest in the assets of the Paragon entities.  Additionally, Alpine 4 agreed to issue 500,000 shares of a to-be-created Series B Preferred Stock, which are redeemable by Alpine 4 pursuant to terms to be agreed on by Alpine 4 and the Paragon Sellers.  The Paragon  Note will bear interest at 5%, and will be payable in full on the 12-month anniversary of the closing date of the transaction.

In the Agreement, Mr. Saulsberry acknowledged and agreed that his entry into a consulting agreement with Alpine 4 was an integral part of the transaction contemplated by the Agreement. As such, Mr. Saulsberry agreed to enter into a consulting agreement with Alpine 4 and Paragon, and continue to work with Paragon for a period of time agreed upon by Alpine 4 and Mr. Saulsberry.  The Paragon Sellers, Paragon, and Alpine 4 anticipate that they will complete the negotiation of the terms of the consulting agreements before the Closing Date.

Also pursuant to the Paragon SPA, Alpine 4, Paragon, and the Paragon Sellers all acknowledged and agreed that between the execution of the Agreement and the date of the closing of the purchase of the Interests (the “Closing Date”), the Paragon Sellers and Paragon would continue to provide information to Alpine 4. Additionally, Alpine 4, Paragon, and the Paragon Sellers acknowledged and agreed that Alpine 4 has the right to terminate the Agreement in the event that information provided by the Paragon Sellers or Paragon to Alpine 4 differs materially from that information provided prior to the execution of the Agreement.

The Paragon SPA includes certain conditions to the closing of the transaction, including certain working capital requirements, limits on accounts payable, requirements for accounts receivable, and payment of taxes.  The Paragon SPA also includes certain post-closing covenants relating to the transition period, confidentiality, and the entry into the consulting agreement by Mr. Saulsberry.

Paragon will provide information to Alpine 4, including financial statements, prior to the Closing Date, and the parties will continue to negotiate other agreements, including the consulting agreements, as necessary.  Once Alpine 4 has closed the purchase of the Paragon Shares, Alpine 4 will provide additional disclosures relating to Paragon and the Paragon Sellers, including required financial statements, as required by the rules of the Commission.

The foregoing summary of the terms and conditions of the Paragon SPA does not purport to be complete, and is qualified in its entirety by reference to the full text of the Paragon  SPA attached as an exhibit hereto.

Agreement to Issue Shares of Restricted Common Stock

As noted above, in connection with the Paragon SPA, Alpine 4 agreed to issue an aggregate of 500,000 shares of its restricted Class A common stock to the CCS Sellers as part of the purchase price paid, as well as 500,000 shares of a to-be-created Series B Preferred Stock.

In the Paragon  SPA, each of the Paragon Sellers made certain representations and warranties to Alpine 4, including that each is an accredited investor, that they were acquiring the shares for their own individual accounts and not in connection with any resale or distribution, that they had reviewed Alpine 4’s public filings, and that they understood that the shares are restricted securities.  Upon the Closing of the transaction, Alpine 4 management anticipates that Alpine 4 will issue certificates for the Class A common shares and the Series B Preferred Shares which include a restrictive legend.

The shares of Class A common and Series B preferred stock will be issued to the Paragon Sellers without registration under the 1933 Act in reliance on Section 4(a)(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Item 9.01                      Financial Statement and Exhibits.

(d)           Exhibits.

Exhibit Number                                Description
10.1                      Stock Purchase Agreement dated as of October 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Technologies Ltd.

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, Chief Financial Officer, President
(Principal Executive Officer, Principal Financial Officer)

Date: October 20, 2015